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                                                                    Exhibit 99.1
                           MORGAN STANLEY DEAN WITTER
                      Supermarket & Drug Retail Conference
                                October 21, 1999


comments by Joe Pichler:

Good morning. We are very pleased that you could join us today. Thank you Debra, for inviting us, to participate once again, in this fine conference. One year ago we had just announced our intention to merge with Fred Meyer and we outlined our goal to achieve $225 million in synergies over 3 calendar years.

Today, Fred Meyer and Kroger operate as one company and we are making rapid progress toward achieving those goals. Bob Miller and I are very pleased to update you on the progress of the integration and our early successes. Bob is Vice Chairman and Chief Operating Officer of Kroger. Joining us are Rodney McMullen, Kroger's Chief Financial Officer, and Kathy Kelly, Director of Investor Relations.

The discussion today will include forward looking statements. We wish to caution you that such statements are predictions, and actual events or results can differ materially. A detailed discussion of the many factors that we believe may have a material effect on our business, on an ongoing basis, is contained in our SEC filings.

I will begin today's meeting with a brief review of Kroger's second quarter results which we released September 14. Bob will then discuss some key accomplishments since last year's presentation, and Rodney will update you on Kroger's financial goals. We will then be happy to answer your questions.

Kroger's second quarter of 1999 was outstanding! We achieved company records in terms of sales, EBITDA, earnings, and earnings per share - excluding costs related to the mergers. I am extremely pleased with Kroger's results, the strength of our sales, and our continued record performance quarter over quarter. Here are some of the highlights:

Total sales were $10.3 billion dollars - an increase of 6.2% over the comparable period in 1998. In order to calculate the 1998 sales figure, we adjusted pre-merger Kroger sales to coincide with the new fiscal calendar and excluded sales from divested stores.

Food store sales rose 5.8%.

On the same basis, identical food store sales rose a strong 2.6%.

The identical store sales calculation excludes expansions, relocations, and stores converted to different banners during the last 12 months.


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Most of the exclusions are the Smith's stores in Phoenix and Tucson which were converted to the Fry's banner and the Smitty's stores in Phoenix which were converted to Fred Meyer Marketplace stores.

Comparable store sales - which include expansions and relocations, but exclude banner changes -rose a strong 3.6%.

Second quarter EBITDA, which includes synergy savings but excludes costs related to the merger, totaled a record $704.6 million dollars. This was a solid performance by our operators.

Second quarter synergy savings totaled $5 million dollars. These were attributable primarily to overhead elimination and savings in manufacturing ingredients and insurance premiums. We are well on our way to achieving the $40 million of projected synergy savings for fiscal 1999. As we have said, these will be back-end loaded.

Earnings per diluted share, before all costs related to the merger and the extraordinary item, totaled 24 cents, an increase of 26% over estimated results of 19 cents per share, on a comparable basis, for the second quarter 1998 .

I am delighted by Kroger's strong performance and proud of the way that our organization has come together to achieve the two primary goals that we established following the merger:

First, to make sure that our customers don't notice that we have completed a huge merger but do notice new product offerings, competitive prices, superior private label and first class customer service.

Second, to achieve the $225 million of projected synergy savings.

Kroger's results demonstrate that we are achieving those goals.
---------------------------------------------------------------

I am very confident that Kroger will achieve the $225 million of synergies that are projected within the first 36 months following our merger.

We are off to a solid start and I continue to feel good about our ability to generate earnings per share growth at the targeted rate of 16 - 18% beginning next year.

For the near term, I am comfortable with the range of analysts' estimates for the third and fourth quarters and with the consensus estimate for fiscal 1999.

I will now turn to Kroger's strategy and structure. Kroger's fundamental strategy is:

"To achieve the responsiveness of decentralized operating authority combined with the economies of scale available from coordinating volume based activities and consolidating support systems."

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The "new" Kroger is structured to execute this strategy on a scale that is unprecedented in food retailing.

Kroger operates 2192 supermarkets across 20 divisions that are divided into 3 regions. The EASTERN region has 11 divisions operating primarily under the Kroger banner; the CENTRAL region has 3 divisions operating primarily under the King Soopers, City Markets, and Dillon Stores banners; and the Western region contains 6 divisions operating primarily as Fred Meyer Stores, Quality Food Centers, Ralphs, Food 4 Less, Fry's and Smith's.

We also operate a small number of stores within each of the 20 divisions under different banners such as Cala, Bell, Gerbes, FoodsCo, and the recently acquired Owens, Hilander and Jay C stores.

Each operating division has the authority to make pricing and merchandising decisions in order to take advantage of local market demographics, economic conditions and competitive structure. At the same time these divisions benefit from the economies of scale and cost reductions generated by coordinated or centralized purchasing and the consolidation of accounting, data processing, logistics and related support functions.

Kroger is one of the nations largest convenience store chain operators. Our C-store division operates 796 stores under 6 different names in 15 states. And, Kroger is the nation's 4th largest fine jewelry retailer with 380 stores across 26 states.

The "new" Kroger is a formidable competitor with the broadest geographic coverage and the widest spectrum of food retailing formats of any player in the industry. These include multi-department stores, combination food and drug stores, conventional supermarkets, price-impact warehouse stores and convenience stores.

Our 2200 supermarkets range across 31 states. We operate in 41 major markets and hold the #1 position in 32 of those markets; the #2 position in 6; and #3 position in the remaining 3. We are fortunate that most of our major markets are located in high growth areas.

Indeed 10 of our major markets are among the 15 fastest growing markets in the nation. We are #1 or #2 in eight of those 10 markets.

High market share has always been a key priority for us because it generates the highest return on investment.

The combination food and drug store format is our primary growth vehicle. This format is small enough to generate an ROI well above our cost of capital by drawing customers from a 2 - 2 1/2 mile radius. Yet it is large enough to offer all the high margin, specialty departments that our customers desire for convenient, one-stop shopping: the widest variety of grocery SKU's , "whole health" departments, pharmacies, pet centers and world class perishables, including fresh seafood and organic produce.


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 In addition, our other retailing formats - the multi-department store and the price-impact warehouse store will allow us to select the right format to meet the needs of our customers in any neighborhood.

Kroger will continue to grow sales organically - without additional acquisitions
- for many years to come. Today, I would like to highlight 4 areas of growth:

FIRST, SQUARE FOOTAGE GROWTH. Kroger has a major presence in 44 of the nations 100 largest markets and, as I mentioned, we are fortunate to be located in 10 of the 15 fastest growing markets. We expect to grow square footage 4.5-5% per year over the next several years by investing in our existing markets. We will expand our coverage in growth markets and strive to increase market share in others. Organic growth adds incremental profit dollars because we are able to take advantage of warehousing, transportation, advertising, and overhead expense while enhancing market share.



SECOND, PRIVATE LABEL SHARE OF MARKET GROWTH. As Bob will discuss, we believe that our three tier private label strategy will generate incremental sales, and also enhance margins. Pre-merger Kroger's private label sales accounted for 25% of grocery dollar sales, and 30% of unit sales. Pre-merger Fred Meyer was close to 18% of grocery dollar sales.

We are confident that we can increase the private label sales penetration at the Fred Meyer divisions to the level that the pre-merger Kroger divisions achieved and continue to grow the entire company's share of market.

THIRD, NEW PRODUCT OFFERINGS. So far this year, Kroger has introduced 395 new private label products. In addition, the merger enables our combo stores to feature a much larger variety of general merchandise, seasonal, and promotional items which are purchased in corporate-wide volumes at substantial savings. Examples are Holiday bears and a large assortment of Christmas items that will be featured across our 2200 locations.

Kroger's Bath and Body shops now feature Fred Meyer's private label Splash products called "Bath and Body Therapies", "Splash", and "Spa" which offer tremendous merchandising opportunities at attractive margins. Fred Meyer's private label brand of office supplies, called "Office Works" will enhance the variety and margins of Kroger's general merchandise category. These are examples of the incremental sales and profits that will be generated from GM and seasonal products that Kroger would not have been able to offer without Fred Meyer's expertise and purchasing power. We have also begun offering some general merchandise products in the C-stores. This has been a "surprise" success.

FOURTH, PHARMACY. We currently operate 1450 pharmacies that are generating over $3 billion dollars in sales and growing at a double digit rate. We are aggressively opening pharmacies in the Ralphs division. So far this year we have opened 20 and expect to open an additional 8 by the end of the year. This is all new business at Ralphs.


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Kroger has a competitive advantage in pharmaceutical procurement and distribution through our Peyton system. Let me explain.

The Peyton consolidation warehouse system is dedicated to the procurement and distribution of pharmacy, HBC, and slow-moving products. This system enables us to purchase pharmaceuticals centrally for all 1450 pharmacies at substantial cost savings.

We are very pleased with the performance of our pharmacies. In addition to the prescription revenues, they drive incremental sales in the HBC category. Let me share with you some commercials that we use in the Atlanta market:

(Roll the tape)

Now Bob Miller will update us on Kroger's key accomplishments since the merger. Bob...

comments by Bob Miller:

Thanks Joe.

I am very pleased to be here today with Joe and Rodney to talk about the "new" Kroger Company and all that we have accomplished in the 4 1/2 short months since we completed the merger. This is a fantastic combination and I am thrilled to be a part of the "new" Kroger organization.

The integration teams have made tremendous progress in integrating Kroger and Fred Meyer. There are six specific areas that I would like to highlight:

First Arizona:
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The 35 Smith's stores in Phoenix and Tucson have been converted to the Fry's banner. Customer acceptance thus far has been very positive. All of the stores required to be divested by the FTC have been sold.

The Fry's stores, as well as the Fred Meyer Arizona stores, are now receiving grocery, produce, package deli products, frozen food, and dairy from the Tolleson warehouse which formerly served the Smith's and Fred Meyer stores in Arizona. The Tolleson warehouse was outsourced to CSI, a third party logistics firm, in September. CSI currently has Teamster pickets at the Tolleson facility. The pickets were disruptive to store deliveries the first couple of days, but now service levels are at acceptable rates and on-time deliveries are well within targeted ranges.

We have closed the Fry's divisional office and moved it to the Tolleson warehouse. This has reduced head count and overhead expense.

The Tolleson dairy has been expanded and is now serving all of the Fry's stores. The Fry's dairy has been sold and we expect to close the transaction in November.


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Second, private label
---------------------

Our merchandisers have launched Kroger's new private label grocery and perishable strategy that offers a "good, better, best" product selection.

The primary brand will use the name of each division: Kroger, Ralphs, Fry's, Smith's, Dillon, Fred Meyer, King Soopers and City Market. The quality of these products will be as good as or better than the national brand. We will emphasize our quality guarantee: "Try it, like it, or get the national brand free."

This house brand tier will offer the largest selection of private label sku's. As Joe said earlier, we fully expect to see this area continue to grow.

We have introduced a premium tier of superior quality products in selected categories such as upscale pasta sauces, gourmet cheeses and flavored coffees. This premium product will be known as "Private Selections" in all of our divisions. The "Private Selections" line will provide exciting merchandising and gross margin expansion opportunities. We are launching 100 Private Selections products during 1999 and are working on a total of 350 sku's under that label.

The third private label grouping will be a price impact tier, targeted in quality between the national brand and generic. These products will be labeled FMV designating "For Maximum Value" and will be used in selected trade areas to meet competitors that emphasize generic brands. For example Sav-a-lot, and Aldi's. We will have 80 sku's of FMV in distribution by year end.

In the health and beauty care area, the Kroger bannered divisions will continue to use Kroger as the private label brand. All the other divisions will use "Perfect Choice" as the private label HBC product. We have moved rapidly to achieve the volume synergies in HBC and now have 500 SKU's available in our warehouses.

We are very pleased with our private label strategy and the product cost reductions we are achieving. This is an area of substantial growth.

Third, leveraged buys:
----------------------

We have begun to coordinate and consolidate our purchasing power across a broad array of products and services. There are four areas that will provide the biggest opportunities:

1. GM/Seasonal
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First, the general merchandise and seasonal area. Kroger has begun to achieve substantial cost savings by coordinating volume purchases across all 2200 stores for general merchandise, seasonal and promotional items. An example is in the "everyday" category. By combining the purchase of "foil ware" for all stores, we were able to achieve significant cost savings. Likewise, by pooling corporate wide volume, we substantially reduced the cost of light bulbs. And during

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the 2nd quarter, we completed the first corporate wide buy of candy for the
Valentine holiday and achieved substantial cost savings.

2. Pharmaceuticals
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Second, Kroger's Peyton warehouses are now providing pharmaceuticals to all of the Kroger West divisions at substantial cost reductions --on time and with no hitches. We have closed the pharmacy warehouse in Salt Lake City.

3. Centralized perishable procurement
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The third area is in coordinated procurement of perishables. Pre-merger Kroger had historically procured perishables centrally. We have added all of the West divisions to the Company wide purchase of produce and meat items. By adding this volume to the Kroger volume, we are achieving even further cost reductions across the entire company.

4. Supplies
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Finally, store supplies and equipment. We are consolidating vendors and brands and, by pooling company-wide volume, are achieving substantial reductions in supply costs across our 2200 supermarkets.

Fourth Best Practices
---------------------

The merger also allows us to share "best practices" of both companies to optimize operating efficiency across 2200 stores. The economic leverage of "best practices" is very large. One hour saved in each store per week, will be multiplied by 2,200 stores generating annual savings of approximately $1.5 million dollars.

Fifth Manufacturing
-------------------

All 43 manufacturing plants now report to Kroger's Senior Vice President for manufacturing. He and his team have made tremendous progress in leveraging the size of our combined private label operations to purchase raw materials for the plants. Here are some examples: The Layton bakery in Utah now provides pies to most of the Central region as well as the entire Western region. We not only improved the quality of our pies, but were able to substantially reduce the cost by purchasing the fruit fillings in bulk.

And, the Kroger plants are beginning to supply the former Fred Meyer divisions with private label products such as peanut butter, coffee, some spice sku's and pre-iced cakes. We believe that manufacturing opportunities are very strong and that we have just begun to scratch the surface.


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Sixth, California
-----------------

A quick update on our progress in California. As you know, in June we announced the purchase of 41 stores from Albertson's which are mostly in Northern California. To date, we have rebannered and converted all but 2. I am very pleased with our employee response in our new stores. And customer acceptance has been "as expected". We are very excited about our future in Northern California, especially Sacramento, and expect it to be an area of growth for us.

With that, I would like to ask Rodney McMullen to update you on our financial goals. Rodney...

Rodney McMullen
---------------

Thanks Bob.

Kroger's number one financial goal is to grow earnings per share 16-18% annually beginning next year. All Kroger management level employees are incentified to meet and exceed our financial targets through Kroger's bonus compensation structure. Thirty percent of bonus is earned on sales dollar targets. Seventy percent is based on EBITDA targets, plus or minus interest on working capital. When the EBITDA targets are added across all divisions, the total equals our EPS growth goal. Once the 100% payout target is met, bonuses increase at a rapid rate. The operators have every incentive to exceed their budget targets and we love signing checks for bonuses that exceed 100%!

The driver behind our ability to grow EPS is our strong focus on Return on Assets which measures EBITDA growth AND asset utilization. Both are important measurements in order to reflect the true health of the business. The goals that we set internally for the divisions are consistent with the goals that we articulate to the street that is to be at the top of the peer group. Our main financial measurement is ERONOA: EBITDA return on net operating assets. For those of you who are schooled in our ERONOA calculation, you might want to note that we have changed the definition slightly.

Specifically, ERONOA is defined as EBITDA + rent divided by net FIFO operating assets (without goodwill) + capitalized rent (rent * 8) minus accounts payable.

Kroger believes strongly in using a return on asset measure to drive the business and we expect to remain near the top of our industry.

Working capital reduction remains a high priority. Pre-merger Kroger was successful in dramatically reducing working capital by over $500 million dollars during the last 5 1/2 years. We fully expect to make significant progress in reducing working capital over the next several years.

Kroger also remains committed to achieving at least $225 million in annual cost savings during the next 3 years. We expect to achieve 50% of the net new synergies from purchasing and merchandising efficiencies; 25% from Arizona in-market efficiencies; and the remaining 25% from manufacturing, distribution and G&A savings.

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We project $75 million in cost savings will be achieved in the first full year after the merger; $150 million in the second twelve months; and $225 million in year 3.

In fiscal year terms, synergy savings are broken out as follows:

1999 - $40 million
2000 - $115 million
2001 - $190 million
2002  and beyond $225 million

This is incremental to Fred Meyer's cost savings from earlier mergers, expected to total $155 million. We are on target to achieve those synergies. Beginning with the third quarter Kroger will report synergies as a combined total.

Most of the savings will be achieved at the back end of each year.

We remain committed to achieving these numbers!
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The Kroger divisional presidents and senior management are heavily incentified to achieve these synergy savings through an aggressive restricted stock grant that vests over the same 36 month time frame, but only if the target synergies are achieved.

20% of the restricted stock grant is earned if we achieve the 1st year target, 30% for the second year and 50% in the third year. If we fall one dollar short in any year, we lose that year's grant. It is ALL OR NOTHING.

A few comments on LABOR:
------------------------

Kroger has made great progress in the labor relations area. We have successfully completed the UFCW contracts in Los Angeles, Denver, City Markets, Indianapolis, Toledo, Louisville, Cincinnati, and the Teamster master contract covering three warehouses. All were signed for 4 or 5 years. We are very pleased with these results.

The Charleston contract has been approved by the union leaders and we expect it to be ratified. The Memphis UFCW contract has been extended and is currently being negotiated.

Based on our current knowledge, we do not anticipate problems in resolving these in a timely fashion. Of course, no contract is assured until it is ratified.

Next year, the major UFCW contracts that will expire are: Columbus, Houston, Portland, Phoenix, and the Food4Less contract in Southern California.

I will now turn the floor back to Joe for a few closing comments.

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Joe Pichler (Conclusion)
------------------------

Thanks Rodney. We are absolutely thrilled with the merger with Fred Meyer. I am very pleased with our integration progress and am more confident than ever about our ability to achieve the projected synergy savings.

And we remain committed to our EPS growth rate of 16-18% beginning next year.

The "new" Kroger is a formidable competitor with the broadest geographic coverage and the widest spectrum of food retailing formats of any player in the industry. Kroger has the #1 or #2 share in 38 of our 41 major markets. As the nation's largest food retailer, we will generate substantial economies of scale to enhance sales, and grow earnings per share at 16-18% per year

Bob, Rodney and I will now be happy to take your questions.

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